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                                                                     Exhibit 5.1


              [LETTERHEAD OF CAVANAUGHS HOSPITALITY CORPORATION]



                                August 6, 1998



Cavanaughs Hospitality Corporation
201 West North River Drive
Spokane, Washington 99201

          Re:  SHARES OF COMMON STOCK OF CAVANAUGHS
               HOSPITALITY CORPORATION

Gentlemen:

I am general counsel to Cavanaughs Hospitality Corporation, a Washington corporation (the "Company"), in connection with its Registration Statement on Form S-8, filed on or about August 6, 1998 (the "Registration Statement"), filed pursuant to the Securities Act of 1933, as amended, relating to the proposed offering of an aggregate of up to 1,502,385 shares (the "Shares") of the Company's Common Stock, par value $.01 per share.

In that connection, I have reviewed the Amended and Restated Articles of Incorporation of the Company, its Amended and Restated By-Laws, resolutions of its Board of Directors and such other documents and records as I deemed appropriate.

On the basis of such review and having regard to legal considerations that I deemed relevant, it is my opinion that the Shares have been duly authorized, and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as an Exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ Richard L. Barbieri

                              Richard L. Barbieri
                              Sr. Vice President &
                              General Counsel